Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter and
Year-to-Date Results

          COSTA MESA, Calif., July 21 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc.  (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B., (the “Bank”), announced its unaudited results of operations for the quarter and six months ended June 30, 2006.  The Company recorded second quarter net income of $2.9 million, or $0.43 per diluted share, compared to net income of $2.1 million, or $0.31 per diluted share, for the second quarter of 2005, an increase of 41.6% in net income.  The net income for the six months ended June 30, 2006 was $4.6 million, or $0.70 per diluted share, compared to net income of $3.7 million, or $0.56 per diluted share, for the six months ended June 30, 2005.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

          Based on the Company’s quarterly analysis of its valuation allowance for deferred taxes, the Company reversed the valuation allowance, as the deferred tax assets were determined, more likely than not, to be realized based on recent earnings.  The reversal of the remaining valuation allowance for its deferred taxes resulted in a tax benefit of $1.9 million for the quarter ended June 30, 2006.

          Return on average assets (ROAA) for the three months ended June 30, 2006 was 1.69%, compared to 1.38% for the same period in 2005.  The Company’s return on average equity (ROAE) for the three months ended June 30, 2006 was 21.63% compared to 17.54% for the three months ended June 30, 2005.  The Company’s basic and diluted book value per share increased to $10.53 and $8.77, respectively, at June 30, 2006, reflecting an annualized increase of 17.78% and 16.82% from December 31, 2005.

          Steven R. Gardner, President and Chief Executive Officer, stated “Our employees continue to successfully implement our strategic plan as we increased the levels of higher yielding commercial real estate and business loans on the balance sheet during the second quarter.  These loans brought new business banking relationships to the Bank which, in part, led to strong growth of lower cost transaction account balances by 13.25%, or 53.00% annualized, over the prior quarter.  Additionally, we sold lower yielding multi-family loans which resulted in a gain of 118 basis points on the sale of $40 million of multi-family loans.  Our results were also impacted by our investments in people and facilities as we opened our fourth and fifth depository branches in the cities of Costa Mesa and Los Alamitos, California. Although this investment resulted in additional compensation and premises expense during the quarter, these investments are expected to facilitate our ability to grow business banking relationships and, in turn, core deposits in future periods.”

          Mr. Gardner continued “The increased costs associated with our branch expansion has and will continue to impact our results in the short term; however, management and the board are committed to operating the business with a long term perspective and we believe these investments will benefit shareholders in the future periods as we further implement our business strategies.  Our strategic plan is predicated on transforming the Bank to a high performing commercial banking platform over the coming years and, thus, expanding the Company’s valuation multiples.”

          For the three and six months ended June 30, 2006, net interest income was $4.2 million and $8.9 million, respectively, compared to $4.3 million and $8.4 million for the same periods a year earlier.  The increase for the six month period is predominately attributable to a 38.3% growth in interest income, from $14.4 million to $19.8 million, for the six months ended June 30, 2006.  Growth in interest income was predominately attributable to an 18.3% increase in average loans outstanding of $93.9 million and a 16.6% increase in the average loan yield to 6.54% from 5.60%, over the prior year period.  As part of the Bank’s transformation to a commercial banking platform, management has implemented various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans.  Partially offsetting the increase in interest income was an increase in interest expense for the six months ended June 30, 2006 of 78.0%, or $5.4 million.  The increase in interest expense was attributable to increases in average deposits outstanding of $29.1 million and average borrowings of $71.8 million, as well as the increase in the average cost of deposits and borrowings of  95 and 162 basis points, respectively, over the prior year period.

          The net interest margin for the quarter ended June 30, 2006 was 2.58% compared to 2.93% for the same period a year ago.  The decrease was primarily attributable to increases in the average cost of deposits and borrowings of 96 and 170 basis points, respectively, which was partially offset by an increase in the average rate earned on loans of 99 basis points.  The increase in the cost of funds is attributable to the overall rising interest rate environment, which has lead to higher borrowing cost associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances. Additionally, strong competitor deposit pricing within the Bank’s primary markets have impacted the cost of deposits. The increase in loan rates is primarily due to the repricing of the predominately adjustable rate loan portfolio. At June 30, 2006, the Bank’s loan portfolio was comprised of $576.4 million of adjustable-rate loans, representing 95.3% of its total loan portfolio at such date.  These loans, which include fixed rate hybrid loans with initial terms of 3, 5, 7 and 10 years that become adjustable-rate loans after the initial fixed rate period, have an overall average time to reprice of 15.2 months. The adjustable-rate loan portfolio contains $212.9 million of loans that are scheduled to reprice in July 2006, of which $144.6 million is indexed to the 12 Month Treasury Average rate (12-MTA), a lagging index, and $32.3 million that is indexed to the six-month LIBOR rate.

          The provision for loan losses was $104,000 and $103,000 for the three and six months ended June 30, 2006, respectively, compared to $90,000 and $235,000 for the same periods in 2005.  The decrease in the provision for the six months ended June 30, 2006 compared to the same period in 2005 is primarily due to a smaller increase in loan growth during the six month period ended June 30, 2006 of $81.2 million compared to the same period in 2005.  Net charge-offs for the second quarter of 2006 were $117,000 compared to $78,000 for the same period in 2005.

          Noninterest income was $1.2 million and $2.2 million for the three and six months ended June 30, 2006, respectively, compared to $1.3 million and $1.9 million, respectively, for the same periods ended June 30, 2005.  The increase in noninterest income for the six month period is primarily due to increases in gains from loan sales and prepayment penalty income of $764,000 and $194,000, respectively, compared to the same period in 2005, which was partially offset by the sale of charged-off loans in the first six months of 2005 that generated a gain of $716,000.

          Noninterest expenses were $3.7 million and $7.4 million for the three and six months ended June 30, 2006, respectively, compared to $2.9 million and $5.7 million for the same periods ended June 30, 2005.  The increase in noninterest expense for the three and six months were the result of increases in compensation and benefits, premises and occupancy expense, and marketing costs of $506,000, $237,000, and $150,000 for the three months, respectively, and $848,000, $459,000, and $240,000 for the six months, respectively.  These increases are reflective of the Bank’s investments in its strategic expansion through de novo branching and the addition of experienced business bankers to staff the new locations.  The number of employees at the Bank grew from 83 at June 30, 2005 to 109 at June 30, 2006.  A large portion of the increase in premises and occupancy expense, $156,000, is attributable to the rent associated with the Bank’s new depository branches in the cities of Los Alamitos (opened in the second quarter) and Newport Beach (scheduled to open in the fourth quarter), and the SBA loan production office in Pasadena, which opened in January 2006.  The Bank expects to continue to add additional staffing in 2006 in connection with its on-going expansion.

          The Company had a tax benefit for the three and six months ended June 30, 2006 of $1.3 million and $1.1 million, respectively.  For the same periods a year earlier, the Company’s tax provision was $502,000 and $658,000, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes for the three and six months ended June 30, 2006 and for the three and six months ended June 30, 2005 of $1.9 million, $2.4 million, $500,000, and $1.0 million, respectively.  The Company’s valuation allowance for deferred taxes was zero at June 30, 2006, as the deferred tax assets were determined, more likely than not, to be realized based on recent earnings and management’s analysis of the valuation allowance during the quarter.

          Total assets of the Company were $714.3 million as of June 30, 2006, compared to $702.7 million as of December 31, 2005.  The $11.6 million, or 1.7%, increase in total assets is primarily due to the purchase of $10.0 million of Bank Owned Life Insurance (“BOLI”) at the end of March 2006.

          Net loans increased $1.2 million to $604.6 million as of June 30, 2006, compared to the prior year end.  The increase is primarily due to the Bank originating $137.5 million of new loans, consisting of $82.0 million of multi-family, $43.7 million of commercial real estate, $9.9 million of business loans, $1.4 million of SBA loans, and one single-family residential loan for $500,000.  Partially offsetting the new loan originations, the Bank sold $78.8 million of multi-family loans, which generated net gains of $858,000.  Net loans were also impacted by the prepayment of loans totaling $45.7 million, which generated noninterest income of $595,000.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth, and expects to continue to do so for the foreseeable future.  The Bank’s pipeline of new loans at June 30, 2006, was $82.5 million.

          The allowance for loan losses decreased $83,000 to $3.0 million as of June 30, 2006, compared to December 31, 2005.  The reduction in the allowance for loan losses was primarily due to a decrease in non-accrual loans, net of specific allowance of $1.0 million during the first six months of 2006, which was partially offset by the $1.1 million increase in gross loans for the same periods.  The allowance for loan losses as a percent of non-accrual loans increased to 519% as of June 30, 2006 from 181% at December 31, 2005.  Net non-accrual loans and other real estate owned were $477,000 and $363,000, respectively, at June 30, 2006, compared to $1.5 million and $211,000, respectively, as of December 31, 2005.  The ratio of net nonperforming assets to total assets at June 30, 2006 was 0.12%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $325.5 million as of June 30, 2006, compared to $327.9 million at December 31, 2005.   The decrease in deposits is comprised of decreases of $2.9 million and $12.8 million in retail certificates of deposits and brokered certificate of deposits, which was partially offset by an increase of $13.3 million in transaction accounts.  The cost of deposits as of June 30, 2006 was 3.61%, an increase of 45 basis points since December 31, 2005.

          At June 30, 2006, total borrowings of the Company amounted to $327.6 million, a 3.0% increase from December 31, 2005, and were comprised of the Bank’s $255.0 million and $51.3 million of FHLB term borrowings and overnight advances, respectively, $11.0 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at June 30, 2006 was 4.39%, compared to 3.63% at December 31, 2005.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at June 30, 2006 were 8.13% and 11.73%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the second half of 2006.  The Bank at June 30, 2006, had total assets of $708.9 million, net loans of $604.5 million, total deposits of $327.1 million, and total equity capital of $58.4 million.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:

          Pacific Premier Bancorp, Inc.

          Steven R. Gardner
          President/CEO
          714.431.4000

          John Shindler
          Executive Vice President/CFO
          714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30, 2006	December 31, 2005

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$4,011	$10,055
Federal Funds Sold	24,500	24,000
Cash and cash equivalents	28,511	34,055
Investment securities available for sale	35,508	35,850
Investment securities held to maturity	14,927	13,945
Loans held for sale	264	456
Loans held for investment, net of allowance for loan losses of $2,967 in 2006 and $3,050 in 2005 respectively	604,309	602,937
Accrued interest receivable	3,291	3,007
Foreclosed real estate	363	211
Premises and equipment	6,304	5,984
Income taxes receivable	262	133
Deferred income taxes	7,010	5,188
Bank Owned Life Insurance	10,079	—
Other assets	3,517	967
Total assets	$714,345	$702,733
LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES:
Deposit accounts
Transaction accounts	$95,074	$81,816
Certificates of deposit	230,448	246,120
Total Deposits	325,522	327,936
Other borrowings	317,300	307,835
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	5,745	6,073
Total liabilities	658,877	652,154
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,618	67,198
Accumulated deficit	(11,412)	(16,059)
Unrealized loss on available for sale securities, net of tax	(791)	(613)
Total stockholders’ equity	55,468	50,579
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$714,345	$702,733

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

INTEREST INCOME:
Loans	$10,076	$7,588	$19,846	$14,355
Other interest-earning assets	660	473	1,263	912
Total interest income	10,736	8,061	21,109	15,267
INTEREST EXPENSE:
Interest on Transaction accounts	416	278	761	537
Interest on Certificates of deposit	2,352	1,633	4,716	3,054
Total deposit interest expense	2,768	1,911	5,477	3,591
Other borrowings	3,540	1,749	6,401	3,015
Subordinated debentures	197	149	381	283
Total interest expense	6,505	3,809	12,259	6,889
NET INTEREST INCOME	4,231	4,252	8,850	8,378
PROVISION FOR LOAN LOSSES	104	90	103	235
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,127	4,162	8,747	8,143
NONINTEREST INCOME:
Loan servicing fee income	406	336	744	488
Bank and other fee income	132	131	234	259
Net gain from loan sales	472	25	858	94
Other income	210	788	329	1,065
Total noninterest income	1,220	1,280	2,165	1,906
NONINTEREST EXPENSE:
Compensation and benefits	2,317	1,811	4,548	3,700
Premises and occupancy	558	321	1,102	643
Data processing	90	80	185	163
Net (gain) loss on foreclosed real estate	(38)	(16)	43	(25)
Marketing expense	215	65	348	108
Other expense	596	626	1,186	1,114
Total noninterest expense	3,738	2,887	7,412	5,703
NET INCOME BEFORE TAXES	1,609	2,555	3,500	4,346
(BENEFIT) PROVISION FOR INCOME TAXES	(1,298)	502	(1,147)	658
NET INCOME	$2,907	$2,053	$4,647	$3,688
Basic Average Shares Outstanding	5,265,988	5,258,738	5,256,906	5,258,738
Basic Earnings per Share	$0.55	$0.39	$0.88	$0.70
Diluted Average Shares Outstanding	6,690,393	6,558,718	6,658,240	6,628,863
Diluted Earnings per Share	$0.43	$0.31	$0.70	$0.56

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of June 30, 2006	As of December 31, 2005	As of June 30, 2005

Asset Quality:
Non-accrual loans, net of specific allowance	$477	$1,502	$1,256
Real estate owned	$363	$211	$247
Nonperforming assets, net of specific allowance	$840	$1,713	$1,503
Net charge-offs (recoveries) for the quarter ended	$117	$(92)	$78
Allowance for loan losses	$2,967	$3,050	$2,779
Net charge-offs to average loans, annualized	0.08%	(0.06)%	0.06%
Net non-accrual loans to total loans	0.08%	0.25%	0.23%
Net non-accrual loans to total assets	0.07%	0.21%	0.20%
Net non-performing assets to total assets	0.12%	0.24%	0.24%
Allowance for loan losses to total loans	0.49%	0.50%	0.50%
Allowance for loan losses to non- accrual loans	519.33%	180.82%	194.59%
Average Balance Sheet: for the Quarter ended
Total assets	$687,754	$666,938	$595,977
Loans	$603,366	$595,328	$533,084
Deposits	$313,961	$329,799	$296,884
Borrowings	$303,696	$269,579	$238,018
Subordinated debentures	$10,310	$10,310	$10,310
Share Data:
Basic book value	$10.53	$9.67	$9.05
Diluted book value	$8.77	$8.09	$7.60
Closing stock price	$11.54	$11.80	$10.71
Pacific Premier Bank Capital:
Tier 1 (core) capital	$57,533	$54,376	$52,232
Tier 1 (core) capital ratio	8.13%	7.79%	8.27%
Total risk-based capital ratio	11.73%	11.78%	12.59%
Loan Portfolio
Real estate loans:
Multi-family	$432,365	$459,714	$446,818
Commercial and land	148,225	125,426	87,833
One-to-four family	13,912	16,561	17,780
Business loans	11,206	3,248	1,346
SBA loans	636	—	—
Other loans	27	27	25
Total gross loans	$606,371	$604,976	$553,802

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Profitability and Productivity:
Return on average assets	1.36%	1.28%
Return on average equity	17.59%	16.09%
Net interest margin	2.69%	2.99%
Non-interest expense to total assets	2.08%	0.90%
Efficiency ratio	66.90%	55.70%

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                                  07/21/2006
          /CONTACT:  Steven R. Gardner, President & CEO, or John Shindler, Executive
Vice President & CFO, both of Pacific Premier Bancorp, Inc, +1-714-431-4000/
          (PPBI)